The Timken Company
Short-Term Incentive Plan Global Plan Document
Effective as of January 1, 2020

The Timken Company (the “Company”) and its subsidiaries (together with the Company, the “Sponsors”) sponsor various short-term incentive plans (“STIP” or “STIPs”) under which certain employees of the Sponsors are granted cash award opportunities annually or more frequently. Each STIP intended to be governed by this Global Plan (as defined below) has been designated as such in writing from time to time by an executive officer of the Company. This Short-Term Incentive Program Global Plan Document (the “Global Plan”), effective as of January 1, 2020, supersedes and replaces all prior versions of the Global Plan and The Timken Company Annual Performance Award (APA) Plan and sets forth certain terms applicable to all of the STIPs. Effective as of January 1, 2020, the short-term incentives for executive officers of the Company will be granted under the Global Plan and The Timken Company 2019 Equity and Incentive Compensation Plan, as may be amended. The Global Plan along with any other documents setting forth the terms of a particular STIP will constitute the plan document for that STIP. The Global Plan, each STIP and the granting of award opportunities thereunder will be subject to applicable local law, and to the extent any term of the Global Plan conflicts with the applicable law governing a STIP, the applicable law shall control.

Section 1.    Definitions. As used in this Global Plan:

(a)	“Associates” has the meaning assigned to it in Section 2.1 below.

(b)	“Award” means any award granted pursuant to a STIP.

(c)	“Award Year” means the calendar year following the Performance Year.

(d)
“Cause” means (i) an intentional act of fraud, embezzlement or theft in connection with an Associate’s duties with a Sponsor; (ii) intentional wrongful disclosure of secret processes or confidential information of a Sponsor; (iii) intentional wrongful engagement in any competitive activity that would constitute a material breach of an Associate’s duty of loyalty to the Sponsor; (iv) willful misconduct in the performance of duties; or (v) gross negligence in the performance of duties.

(e)	“Compensation Committee” means the Compensation Committee of the Board of Directors of the Company.

(f)
“Earnings” means the Associate’s earnings from Sponsors used to determine his or her Award as provided under the applicable STIP and as required by applicable local law governing the STIP. With respect to Associates whose primary work location is in the United States, Earnings shall (i) include the following amounts from Sponsors paid during the applicable Performance Year: (A) pay for regular hours worked, (B) pay for overtime hours worked, (C) pay for premium hours worked, (D) Sunday premiums, (E) fire fighter pay, (F) short-term disability payments, and (G) any other items specified by the Compensation Committee to be included, and (ii) exclude the following amounts paid during the applicable Performance Year: (A) shift differential, (B) vacation not taken, (C) long-term disability, (D) new hire/sign-on payments, (E) relocation payments, (F) international assignment payments, (G) military pay, and (H) any other items specified by the Compensation Committee to be excluded.

(g)	“Payment Date” means the date on which an Award is paid pursuant to Section 3.2.

(h)	“Performance Year” means the calendar year with respect to which an Award relates.

(i)
“Retire” or “Retirement” means an Associate’s voluntary termination of employment with the Sponsors at or after the Associate reaches age 62. Notwithstanding the foregoing, if applicable local law requires an applicable STIP to treat an Associate’s termination of employment as a retirement, such Associate will be deemed to have Retired at such termination of employment.

(j)	“Termination without Cause” means a Sponsor’s termination of an Associate’s employment for any reason other than death, disability, failure to return from a leave of absence or for Cause.
Section 2.    Eligibility.

2.1     General.

(a)
Each (i) full-time salaried employee of the Sponsors and (ii) each other employee of the Sponsors whose employment agreement or MySuccess record indicates STIP eligibility or who is required to be eligible for a STIP under applicable local law governing that STIP (together, “Associates”) will be eligible to receive an Award if the Associate satisfies the requirements in clause (1), (2), (3) or (4):

(1)	the Associate is actively employed on the Payment Date for the Award;

(2)	the Associate Retires before the Payment Date for the Award and was an Associate immediately prior to such Retirement;

(3)	subject to Section 2.1(b), the Associate experiences a Termination without Cause before the Payment Date for the Award and was an Associate immediately prior to such termination; or

(4)	the Associate dies before the Payment Date for the Award and was an Associate immediately prior to death.

(b)
Notwithstanding any provision of this Global Plan or any STIP to the contrary, an Associate who experiences a Termination without Cause and who is otherwise eligible to receive an Award pursuant to Section 2.1(a)(3) shall not be eligible to receive an Award unless, to the extent permitted by applicable local law, such Associate executes and tenders to the Company, and does not revoke, a general release of claims in a form provided by the Company which release must be signed, and any applicable revocation period shall have expired within 30 or 60 days (as specified by the Company at the time such release is provided) of the Associate’s termination of employment.

(c)
Any Associate whose employment with the Sponsors terminates under circumstances not described in Section 2.1(a)(2), (3), or (4) before the Payment Date for the Award will not be eligible for an Award. Notwithstanding the foregoing, the Chief Executive Officer or the Executive Vice President, Human Resources of the Company (or with respect to an executive officer of the Company, the Compensation Committee) may each, individually, in his, her or its sole discretion and at his, her or its election, determine that an Associate remains eligible for an Award following a termination of employment not described in Section 2.1(a)(2),(3), or (4), and in such event, an Award will be paid to the Associate in accordance with such determination. For the avoidance of doubt, bargaining unit employees and employees who are classified by a Sponsor as a temporary employee, intern, co-op or career training student will not be eligible for an Award under any STIP unless as required by applicable local law.

2.2     Eligibility of Employees of Newly Acquired Businesses. If a Sponsor acquires a business during the Performance Year through a stock purchase, a purchase of assets, a merger or consolidation, the employees of such business will not become eligible Associates under the Global Plan unless and until (i) such employees satisfy the requirements of Section 2.1 and (ii) an executive officer of the Company determines and designates in writing that a STIP applicable to such employees shall be governed by the Global Plan.
Section 3.    Amount and Payment of Incentive.

3.1     Amount of Incentive.

(a)
The amount of an Award will be determined under the applicable STIP and will be based on the Associate’s Earnings. Any Sponsor may choose not to pay an Award under the applicable STIP if the Sponsor determines, in its sole discretion, that performance does not warrant the payment of an Award for the applicable Performance Year.

(b)
An Associate who is eligible for an Award under Section 2.1 but who Retires, dies or experiences a Termination without Cause prior to December 31 of the applicable Performance Year will receive a pro-rated Award based on the Associate’s Earnings for that Performance Year prior to the Associate’s Retirement, death or Termination without Cause, as applicable.

(c)
An Associate who takes leave covered under the U.S. Family Medical Leave Act at any time in the Performance Year but who is otherwise eligible for an Award under Section 2.1 for that Performance Year will receive a pro-rated Award based on Earnings actually earned by the Associate during the Performance Year.

(d)
An Associate who spent part of an applicable Performance Year in an employment category that is not eligible for an Award will be eligible for a pro-rated Award if the Associate satisfies the eligibility requirements of Section 2.1, provided that only those Earnings accrued as an Associate will be considered in the Award calculation.

3.2     Payment of Incentive. The Awards will be paid in a single lump sum in cash between January 1 and March 15 of the Award Year or, if later, within 65 days of an Associate’s Termination without Cause if such Associate is eligible for an Award pursuant to Section 2.1(a)(3); provided, however, that Awards may be distributed (a) in multiple payments during the Performance Year if required by the STIP under which such Awards are granted or (b) at such time as required by applicable local law or local practice. Notwithstanding any provision to the contrary, to the extent applicable, the Awards are intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended and will be paid no later than the March 15 of the calendar year following the calendar year in which the right to the Award is no longer subject to a substantial risk of forfeiture (within the meaning of Treasury Regulation section 1.409A-1(d)).
Section 4.     Performance Measures. The performance measures in the STIPs will be reviewed and approved by (a) the Compensation Committee, or (b) the executive officers of the Company, or (c) in the absence of such review and approval by the Compensation Committee or executive officers, the management of the applicable Sponsor and the Vice President, Compensation and Benefits of the Company; provided that the Compensation Committee will review and approve the performance measures for executive officers of the Company.
Section 5.    Recovery of Incentive Payments. If, after the effective date of this Global Plan, the Company is required to prepare an accounting restatement due to the Company’s material noncompliance with any financial reporting requirement under the U.S. federal securities laws (a “Restatement”) and the Compensation Committee determines, reasonably and in good faith, that any current or former Associate who received one or more Award opportunities under the Global Plan on or after the effective date of this Global Plan is personally responsible (in whole or in part) for causing the Restatement as a result of such Associate’s personal misconduct or any fraudulent activity on the part of such Associate, then the Compensation Committee has discretion to, based on applicable facts and circumstances and subject to applicable law, cause the Company to use prompt and reasonable efforts to seek the recovery of all or any portion (but no more than 100%) of the Awards (a) regarding which the Performance Year ended, or (b) that were paid to such Associate, in each case either (x) during the three fiscal years prior to the year in which the Board (or a committee of the Board) determines that a Restatement is required or (y) during the year in which the Board (or a committee of the Board) determines that a Restatement is required. The amount of any Awards recovered by the Company shall be limited to the amount by which such Awards exceeded the amount that would have been paid to or received by such Associate had the Company’s financial statements for the applicable restated period or periods been initially filed as restated, as reasonably determined by the Compensation Committee. For the avoidance of doubt, an accounting restatement is the result of the process of revising previously issued financial statements to reflect the correction of one or more errors that are material to those financial statements, and an accounting restatement due to a change in accounting policies or principles, approved by the Audit Committee of the Board, shall not be deemed a Restatement for purposes of this Global Plan.

Subject to and to the extent permitted by applicable law, the Compensation Committee shall also determine whether the Company shall effect any recovery by: (a) seeking repayment from the applicable current or former Associate; (b) reducing, except with respect to any non-qualified deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended, the amount that would otherwise be payable to such Associate under any compensatory plan, program or arrangement maintained by the Sponsors (subject to the terms and conditions of such plan, program or arrangement); (c) by withholding, except with respect to any non-qualified deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended, payment of future increases in compensation (including the payment of any discretionary bonus amount) that would otherwise have been made to such Associate in accordance with the Sponsors’ compensation practices; or (d) by any combination of these alternatives. There shall be no duplication of recovery under this Section 5 and any of 15 U.S.C. Section 7243 (Section 304 of The Sarbanes-Oxley Act of 2002) or Section 10D of the Securities Exchange Act of 1934, as amended.

The Compensation Committee may at any time in its sole discretion supplement or amend portions of these recoupment provisions in any respect, repeal these recoupment provisions in whole or part or adopt new recoupment provisions relating to recovery of Awards with such terms as the Compensation Committee determines in its sole discretion to be appropriate. The Compensation Committee has the exclusive power and authority to administer these recoupment provisions, including, without limitation, the right and power to interpret these recoupment provisions and to make all determinations deemed necessary or advisable for the administration of these recoupment provisions. All such actions, interpretations and determinations taken or made by the Compensation Committee will be final, conclusive and binding.

Section 6.    No Right to Bonus for Continued Employment. Neither the establishment of the Global Plan or the STIPs, nor the provision for or payment of any amounts hereunder, shall be held or construed to confer upon any person (a) any legal right to receive, or any interest in, any payment or other benefit under the Global Plan or STIPs or (b) any legal right to continue to serve as an officer or employee of any Sponsor.

Section 7.    Withholding. The Company shall have the right to withhold an amount sufficient to satisfy any applicable federal, state, local or foreign withholding tax requirements imposed with respect to the payments under the Global Plan and STIPs. Neither the Company nor its subsidiaries guarantee any particular tax result with respect to the payments made under the Global Plan and STIPs.
Section 8.    Nontransferability. The rights and benefits under the Global Plan and STIPs shall not be transferable or assignable other than by will or the laws of descent and distribution.
Section 9.    Amendment and Termination. The Company may amend or terminate the Global Plan at any time for any reason. The Sponsors may amend or terminate their applicable STIPs at any time for any reason, subject to any local law requirements.
Section 10.     Conflicts. To the extent the terms of any STIP conflict with the Global Plan, the terms of the Global Plan will control, but only if the applicable terms of the Global Plan are permitted by the applicable local law governing the STIP.
Section 11.     Compliance with Legal Requirements; Severability. The Global Plan and each STIP will be subject to all applicable federal, state and local laws and regulations. If any provision of the Global Plan or any STIP is found to be illegal or invalid for any reason, such illegality or invalidity will be fully severable and will not affect the remaining provisions of such plan of which it is a part. Any of the Global Plan and each STIP that contains an illegal or invalid provision will be construed and enforced as if that provision had never therein been contained.
Section 12.    Other Acknowledgments. Nothing in the Global Plan prevents any Associate or other employee from providing, without prior notice to the Sponsors, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations.